UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 5, 2016

WAVE LIFE SCIENCES LTD.

(Exact name of registrant as specified in its charter)

Singapore	001-37627	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Cross Street #10-00, PWC Building Singapore 048424		048424
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: +65 6236 3388

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Research, License and Option Agreement

On May 5, 2016, WAVE Life Sciences Ltd. (“WAVE”) entered into a Research, License and Option Agreement (the “Agreement”) with Pfizer Inc. (“Pfizer”). Pursuant to the terms of the Agreement, WAVE and Pfizer have agreed to collaborate on the discovery, development and commercialization of stereopure oligonucleotide therapeutics for up to five programs (“Pfizer Programs”), each directed at a genetically-defined hepatic target selected by Pfizer (the “Collaboration”).

Under the Agreement, the parties will collaborate during a four-year research term. During the research term, WAVE will be responsible to use its commercially reasonable efforts to advance up to five programs through to the selection of clinical candidates. At that stage, Pfizer may elect to license such Pfizer Program exclusively and to have exclusive rights to undertake the clinical development of the resulting clinical candidates into products and the potential commercialization of any such products thereafter. If Pfizer declines to exercise its option with respect to a clinical candidate, WAVE will retain all rights to the intellectual property arising from that Pfizer Program and Pfizer will no longer have any rights to that Pfizer Program. In addition, WAVE receives a non-exclusive, royalty-bearing sublicenseable license to use Pfizer’s hepatic targeting technology in any of WAVE’s own hepatic programs that are outside the scope of the Collaboration (the “Wave Programs”). Should WAVE use this technology, Pfizer is eligible to receive potential development and commercial milestone payments from WAVE. Pfizer is also eligible to receive tiered royalties on sales of any products that include Pfizer’s hepatic targeting technology.

Under the terms of the Agreement, Pfizer agreed to pay $40 million upfront, $30 million of which is in the form of an equity investment in WAVE (as discussed under “Equity Investment” below). Subject to option exercises by Pfizer, assuming five potential products are successfully developed and commercialized, WAVE may earn up to $871 million in potential research, development and commercial milestone payments, plus royalties, tiered up to low double-digits, on sales of any products that may result from the collaboration.

Pfizer has declared two hepatic targets upon entry into the Collaboration (including WAVE’s Apolipoprotein C-III program), with the remaining three hepatic targets to be declared within eighteen months of the effective date of the Collaboration. The Collaboration will be managed by a joint steering committee (JSC) in which both parties are represented equally, which will oversee the scientific progression of each Pfizer Program up to the clinical candidate stage, and will establish the research plans and budgets for each Pfizer Program. During the four-year research term and for a period of two years thereafter, WAVE has agreed to work exclusively with Pfizer with respect to using any of WAVE’s stereopure oligonucleotide technology that is specific for the applicable hepatic target which is the basis of any Pfizer program.

Under the Agreement, each party will maintain ownership of its own technology and intellectual property existing prior to, or outside of, the Collaboration, and any improvements or modifications to a party’s own technology will be owned by that party, regardless of which party was the inventor thereof. Except as described in the foregoing, the ownership of all inventions arising under the Pfizer Programs and the Wave Programs will be determined in accordance with inventorship rules, but subject to Pfizer’s option rights and the licenses to be granted pursuant to the exercise of Pfizer’s option rights. In addition, each party grants the other party non-exclusive research licenses under its intellectual property solely as necessary for the other party to conduct its obligations under the applicable research plan for a Pfizer Program or a Wave Program. In addition, for each Wave Program, WAVE will have a non-exclusive, sublicenseable license under the Pfizer hepatic technology to develop and commercialize stereopure nucleic acid products as described above. Upon the exercise by Pfizer of its option for a given Pfizer Program, Pfizer will have an exclusive, worldwide, sublicenseable license under the Collaboration intellectual property owned by WAVE (or owned jointly by WAVE and Pfizer), and WAVE’s existing intellectual property as necessary for Pfizer to conduct the development and commercialization of the clinical candidate compound and the backup compounds for which the option was exercised, to develop and commercialize such compounds (Pfizer Compounds) as stereopure oligonucleotide therapeutic products.

In connection with the Collaboration, Pfizer agreed that it will be subject to a standstill, such that until the earliest to occur of (i) a specified period following the commencement of the Collaboration, or (ii) other specified events, neither Pfizer nor its controlled affiliates, except as expressly approved in writing by WAVE, will, subject to certain conditions, directly or indirectly, acquire WAVE’s outstanding ordinary shares, seek to have called any meeting of the shareholders of WAVE, solicit proxies or consents in opposition to the recommendation of a majority of WAVE’s Board of Directors with respect to any matter or undertake other specified actions related to the potential acquisition of additional equity interests in WAVE.

The term of the Agreement runs from the effective date until the date of the last to expire payment obligations with respect to each Pfizer Program and with respect to each Wave Program, and expires on a program-by-program basis accordingly. On a Pfizer Program-by-Pfizer Program basis, Pfizer shall have the right to terminate the Agreement in part for any reason or for convenience upon 90 days’ prior written notice. WAVE shall have the right to terminate the Agreement in part on a Wave Program-by-Wave Program basis for any reason or for convenience upon 90 days’ prior written notice. In addition, if either party materially breaches a material term of the Agreement or files for bankruptcy or insolvency, the non-breaching or other party may terminate the Agreement, if the breach is not cured within 30 days of receiving written notice of the breach. In addition, in the case of a breach of Pfizer’s diligence obligations, WAVE may terminate the Agreement in part with respect to the relevant Pfizer Program(s) to which the diligence failure applied. If a party terminates the Agreement for convenience, or if a non-breaching party terminates the Agreement due to an uncured material breach of the Agreement by the other party (or the bankruptcy or insolvency of the other party), in each such case, all licenses granted to the breaching or insolvent party (or the party which is terminating for convenience) with respect to all terminated programs will automatically and immediately terminate and all licenses granted to the other party will survive and continue. In the event of a terminated program, WAVE will also receive from Pfizer, conditional upon the occurrence of such event and subject to the good faith negotiation of certain economic terms and legal provisions, reversionary licenses with respect to such terminated program.

Equity Investment

Simultaneously with the entry into the Agreement on May 5, 2016, WAVE entered into a Share Purchase Agreement (the “Equity Agreement,” and together with the Agreement, the “Agreements”) with C.P. Pharmaceuticals International C.V., an affiliate of Pfizer (the “Pfizer Affiliate”). Pursuant to the terms of the Equity Agreement, the Pfizer Affiliate agreed to purchase 1,875,000 of WAVE’s ordinary shares (the “Shares”) at a purchase price of $16 per share, which represents a 9.36% premium over the most recent closing price on May 4, 2016, for an aggregate purchase price of $30 million.

In addition, under the terms of the Equity Agreement, the Pfizer Affiliate agreed that the Shares will be subject to a lock-up restriction, such that the Pfizer Affiliate will not, and will also cause its affiliates not to, without the prior approval of WAVE, sell, transfer or otherwise dispose of the Shares until certain specified periods of time after the effective date of the Equity Agreement. In addition, for a certain period following the expiration of the lock-up period, subject to certain conditions and limitations, WAVE agreed to provide certain demand registration rights to the Pfizer Affiliate in order to register all or a portion of the Shares. WAVE also provided the Pfizer Affiliate with certain “piggyback” registration rights for a certain period following the expiration of the lock-up period, subject to certain conditions and limitations, such that when WAVE proposes to register its ordinary shares for its account, the Pfizer Affiliate will have the right to include some or all of its Shares in such registration. The Equity Agreement also contains other customary terms and conditions of the parties with respect to the registration of the Shares.

After giving effect to the sale of the Shares, Pfizer beneficially owns approximately 8% of WAVE’s outstanding ordinary shares.

The foregoing description of the material terms of the Agreements is qualified in its entirety by reference to the complete text of the Agreements, which WAVE intends to file, with confidential terms redacted, with the Securities and Exchange Commission (“SEC”) as an exhibit to WAVE’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above under the heading “Equity Investment” is incorporated into this Item 3.02 by reference. The Shares are being issued in reliance on the exemption from registration under Section 4(a)(2) of the Securities Act for a transaction by an issuer not involving a public offering within the meaning of Section 4(a)(2) thereunder.

Item 8.01	Other Events.

On May 5, 2016, WAVE issued a press release regarding the Agreements, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K (this “Form 8-K”) and incorporated herein by reference.

Following the entry into the Agreements, WAVE now expects that its existing cash together with the $40 million upfront cash payment under the Agreements will enable it to fund its operating expenses and capital expenditure requirements into 2019.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release issued on May 5, 2016

Cautionary Note Regarding Forward-Looking Statements

This Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding the research, license and option agreement, including WAVE’s ability to advance candidates to the clinical selection stage, Pfizer’s decision to exercise its option to license the programs and undertake further development and potential commercialization, and WAVE’s ability to earn contingent payments, among other forward-looking statements. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this Form 8-K are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this Form 8-K, including, without limitation, the risks and uncertainties described in the section entitled “Risk Factors” in WAVE’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the Securities and Exchange Commission (SEC) on March 30, 2016, and other filings that WAVE may make with the SEC from time to time. Any forward-looking statements contained in this Form 8-K represent WAVE’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. WAVE explicitly disclaims any obligation to update any forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WAVE LIFE SCIENCES LTD.

Date: May 5, 2016	/s/ Paul Bolno, MD
Paul Bolno, MD
President & Chief Executive Officer